BALDWIN & LYONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 8, 2012

TO THE SHAREHOLDERS OF BALDWIN & LYONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. (the “Corporation”) will be held Tuesday, May 8, 2012 at 10:00 a.m., Eastern Time, at 1099 North Meridian Street, Indianapolis, Indiana 46204 for the following purposes:

1.	To elect thirteen (13) directors,

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation, and

3.	To provide an advisory vote to approve executive officer compensation.

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 20, 2012, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded.  If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Shares of the Class B Common Stock are not voting shares and therefore proxies are not being solicited in regard to these shares.

Date: April 2, 2012

By Order of the Board of
Directors

Craig C. Morfas
Executive Vice President and Secretary

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON

BALDWIN & LYONS, INC.

PROXY STATEMENT

General Information

Use of Proxies

This Proxy Statement is furnished in connection with the solicitation by Baldwin & Lyons, Inc. (the “Corporation”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 8, 2012, in accordance with the foregoing notice.  The Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 2, 2012.

The mailing address of the Corporation’s principal office is 1099 North Meridian Street, Indianapolis, Indiana 46204.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date.  Shares represented by a proxy, properly executed and returned to the Corporation, and not revoked, will be voted at the Annual Meeting.

Shares will be voted according to the directions of the shareholder as specified on the proxy.  If no directions are given, the proxy will be voted FOR the election of the thirteen directors named as nominees in this Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the Corporation and FOR approval of executive officer compensation.  Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

Record Date and Voting Securities

The close of business on March 20, 2012, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  As of March 20, 2012, the Corporation had 2,623,109 shares of Class A Common Stock outstanding and entitled to vote.  Each share of Class A Common Stock is entitled to one vote.  The vote can be exercised in person or by proxy.  There are no other outstanding securities of the Corporation entitled to vote.  There will be no cumulative voting for the election of directors.

Shares of Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

Expenses of Solicitation

All expenses of the solicitation of proxies will be paid by the Corporation.  Officers, directors and other employees of the Corporation may solicit proxies by telephone or by special calls.  The Corporation will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy material to the beneficial owners of the Corporation’s stock.

Beneficial Owners of More than 5% of the Class A Common Stock

The following table contains information concerning persons who, to the knowledge of the Corporation, beneficially owned on March 20, 2012, more than 5% of the outstanding voting securities of the Corporation:

Name and Address of Beneficial Owner (1)	Number of Class A Shares And Nature of Beneficial Ownership	Percent of Class A Shares

Shapiro Family Interests (in the aggregate) (2) 799 Central Avenue Highland Park, Illinois 60035 Nathan Shapiro Robert Shapiro Norton Shapiro Steven A. Shapiro	1,278,926 1,138,841 865,259 762,509 777,344	48.8% 43.4% 33.0% 29.1% 29.6%

John D. Weil 200 North Broadway St. Louis, Missouri 63102 (3)	144,639	5.5%

(1)	Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.

(2)
Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to the Corporation, and additional information was provided by Nathan Shapiro.  The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate.  Nathan, Robert and Norton Shapiro are brothers and Steven Shapiro is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro.  The Class A shares reported in the above table for the Shapiro family interests include 353,250 shares (13.47%) held of record by the Shapiro Family Limited Partnership – Gift Shares for which Nathan, Robert and Norton are each limited partners and beneficiaries, as well as 178,500 shares (6.81%) held of record by Gelbart Fur Dressers, 41,250 shares (l.57%) held of record by Jay Ell Company and 178,125 shares (6.79%) held of record by Diversified Enterprises, all three of which are Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and 3,884 shares (.15%) held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Nathan, Robert and Norton Shapiro are owners and as to which they share voting and investment powers.  These shares, totaling 755,009 Class A shares (28.78%), are included in the listing for individual beneficial ownership of each of the Shapiro Family members listed above.

(3)
Information with respect to the interests of John D. Weil was obtained from Amendment No. 5 to Schedule 13D, dated February 21, 2006, as well as Forms 4 and 5 filed with the Securities and Exchange Commission and delivered to the Corporation.  The shares reported include shares held in the name of family members, including Mr. Weil’s spouse, family trusts and a family limited partnership.  Mr. Weil has reported that he has sole voting and investment powers as to 8,910 Class A shares and shared voting and investment powers as to 126,851 Class A shares, subject to the limitation that Mr. Weil has declared that he is not the beneficial owner of the shared securities in excess of his proportionate share of the family limited partnership.  Mr. Weil disclaims economic or beneficial ownership of 8,878 Class A shares owned by his spouse.

Directors and Nominees

Thirteen (13) directors are to be elected to hold office until the 2013 Annual Meeting and until their respective successors are elected and qualified.  The Corporation contemplates that all of the nominees will be able to serve.  However, if any of the nominees are unable to serve, the persons named as proxies in the accompanying Proxy may vote for another nominee, or nominees according to their best judgment.

All of the nominees are currently directors of the Corporation.  None of the nominees are family-related, except Nathan, Robert and Norton Shapiro, who are brothers and Steven Shapiro, who is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro.  A majority of the nominees are Independent Directors within the meaning of applicable NASDAQ listing standards, as noted in the table on Page 8.

Set forth in the following summaries is the age of each director and nominee, all offices held with the Corporation, the nominee’s principal occupation, a brief account of business experience during the past five years as well as other public company directorships.

STUART D. BILTON	Age 65	Director Since 1987

Mr. Bilton has served as Chairman and C.E.O. of Aston Asset Management, LLC, a diversified investment management firm since 2006.  He is also C.E.O. and a director of the Aston Funds, a family of mutual funds.  Mr. Bilton was Vice Chairman of ABN AMRO Asset Management (US), Inc. from 2003 until 2006 and President and Chief Executive Officer of ABN AMRO Asset Management (US), Inc. from 2001 to 2003.  Mr. Bilton’s extensive experience in investment management and his 24 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

JOSEPH J. DEVITO	Age 60	Director Since 1997

Mr. DeVito was named Chief Executive Officer of the Corporation in December, 2010.  Prior thereto, he served as President and Chief Operating Officer of the Corporation since February, 2007 and President and a director of each of the Corporation’s major wholly owned subsidiaries.  From 1997 until 2007, Mr. DeVito served as Executive Vice President of the Corporation.  Mr. DeVito has been employed by the Corporation since 1981.

OTTO N. FRENZEL IV	Age 52	Director Since 2008

Mr. Frenzel has served as Chairman of Kauffman Engineering, Inc., an Indiana based manufacturer of electrical equipment, since 2001 and he was formerly Chairman of Symphony Bank in Indianapolis from 2005 until 2008.  Mr. Frenzel’s extensive experience in banking and corporate management, along with his previous 3 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

GARY W. MILLER	Age 71	Director Since 1977

Mr. Miller was named Executive Chairman in December, 2010.  Prior thereto, he had served as Chairman and Chief Executive Officer of the Corporation since 1997 and was President of the Corporation from 1983 until February, 2007.  He is also Executive Chairman of each of the Corporation’s major wholly owned subsidiaries.  Mr. Miller has been employed by the Corporation since 1965.

JOHN M. O’MARA	Age 84	Director Since 1981

Mr. O’Mara served as a financial consultant, principally for portfolio companies of Citi Group Venture Capital from May 1993 to November 2009. Since then he has been a financial consultant and private investor.  He was a director of The Midland Company until its sale in April, 2008.  Mr. O’Mara’s extensive experience in investment management, management and directorship with other public companies and his 30 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

THOMAS H. PATRICK	Age 68	Director Since 1983

Mr. Patrick has been a principal and co-owner of New Vernon Capital LLC, an investment management company since 2004.  During 2002 and 2003, he was the Executive Vice Chairman, Finance & Administration of Merrill Lynch & Co., Inc., and prior thereto he held a number of executive positions with Merrill Lynch & Co., Inc.  Mr. Patrick also serves as a director of Deere & Company and Computer Sciences Corporation.  Mr. Patrick’s extensive experience in investment management, management and directorship with other public companies and his 28 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

JOHN A. PIGOTT	Age 80	Director Since 1997

Prior to his retirement in 1996, Mr. Pigott served in various capacities at Anixter, Inc., including Director, Vice Chairman, President and Chief Executive Officer.  Mr. Pigott’s experience in management and consulting with other public and private companies and his 14 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

KENNETH D. SACKS	Age 47	Director Since 2007

Mr. Sacks has served as co-Chief Executive Officer since September, 2011, and as Managing Principal and Chairman since 2003, of JMB Insurance Agency, Inc., an insurance brokerage company located in Chicago.  Prior to his affiliation with JMB Insurance Agency, Inc., Mr. Sacks was engaged in real estate portfolio management with JMB Realty Corporation in Chicago and Merrill Lynch Hubbard in New York.  Mr. Sack’s executive management experience in the property and casualty insurance industry,, along with his previous 4 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

NATHAN SHAPIRO	Age 75	Director Since 1979

Mr. Shapiro served as the President of SF Investments, Inc., a broker/dealer in securities from 1970 until 2009 and continues to serve as investment advisor to SF Investments, Inc.  Since December, 1977, Mr. Shapiro has also served as President of New Horizons, Inc., management consultants.  Mr. Shapiro’s extensive experience in investment management, management and directorship with other public and private companies and his 32 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

NORTON SHAPIRO	Age 79	Director Since 1983

Prior to his retirement in 1999, Mr. Shapiro served as Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs.  Mr. Shapiro’s experience in management and directorship with other companies and his 28 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

ROBERT SHAPIRO	Age 73	Director Since 1997

Mr. Shapiro has served as President and Chief Executive Officer of Emlin Cosmetics, Inc., a corporation engaged in the manufacture and distribution of cosmetic products, since 1964.  Mr. Shapiro’s experience in management and directorship with other companies and his 14 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

STEVEN A. SHAPIRO	Age 47	Director Since 2007

Mr. Shapiro has served as Vice President of SF Investments, a broker/dealer in securities since 1991 and has been a member of New Vernon Investment Management, LLC, the General Partner in a series of investment limited partnerships, including the New Vernon Insurance Fund, since 1999.  Mr. Shapiro served on the Board of Directors of First Mercury Financial Corporation until its sale in February, 2012.  Mr. Shapiro’s extensive experience in investment management, with emphasis on the property and casualty insurance industry, as well as management and directorship with other public and private companies and his previous 4 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

JOHN D. WEIL	Age 71	Director Since 1997

Mr. Weil has served as President of Clayton Management Co., a private investment management firm, since 1973.  Mr. Weil also serves as a director of Allied Healthcare Products, Inc.   Mr. Weil’s extensive experience in investment management, including several property and casualty insurance companies, as well as management and directorship with other public and private companies and his 14 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

In December 2002 an action initiated by the Securities and Exchange Commission (“Commission”) against Mr. Weil was settled simultaneously with its filing pursuant to a consent agreement entered into by Mr. Weil.  The Commission alleged violations of the anti-fraud provisions of the federal securities laws arising in connection with transactions in the securities of Kaye Group, Inc. (“Kaye Group”) involving material non-public information.  Mr. Weil was not an officer or director of Kaye Group.  The transaction cited by the Commission in its complaint involved less than one percent of the securities of Kaye Group beneficially owned by Mr. Weil and less than one-tenth of one percent of the Kaye Group’s outstanding shares.  Mr. Weil consented to the entry of a final judgment of permanent injunction and other relief, including disgorgement of alleged profits in the amount of $47,000 and civil penalties of a like amount, but did not admit to nor deny any of the allegations in the Commission’s complaint.

Committees of the Board of Directors

Audit Committee

The composition and duties of the Audit Committee are described in the Audit Committee Report found on page 22 of this Proxy Statement.

Compensation and Employee Benefits Committee

All members of the Compensation and Employee Benefits Committee are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to compensation committee members.  No interlocking relationship exists between any member of the Corporation’s Compensation and Employee Benefits Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

The executive compensation program is administered by the Compensation and Employee Benefit Committee of the Board of Directors.  This Committee oversees the administration of the Corporation’s employee benefits plans and establishes policies relating to compensation of employees.  The Committee reviews all aspects of executive compensation and evaluates performance of the Corporation’s executive officers, including the Named Executive Officers of the Corporation.  In addition, the Committee reviews, manages, and administers all of the stock-based compensation plans of the Corporation and, in the case of the Employee Plan, designates officers and key employees to receive options or restricted stock, and the number and terms of the options or restricted stock.  All decisions by the Committee relating to the compensation of the Corporation’s executive officers are reviewed and approved by the full Board.  The Corporation’s Executive Compensation Discussion and Analysis is presented beginning on page 11 of this Proxy Statement.

Investment Committee

The Investment Committee sets policy regarding composition, quality, risk and duration of the Corporation’s investment portfolios and the positioning of such portfolios in the context of the Corporation’s enterprise risk management program.  The Investment Committee also approves hiring of all portfolio investment managers and evaluates the performance of each investment manager.

Strategic Planning Committee

The Strategic Planning Committee is responsible for working closely with management to identify new opportunities available to the Corporation as well as strategies for profitably expanding existing businesses and the impact of both on the Corporation’s enterprise risk management program.  The Strategic Planning Committee also has oversight of the Corporation’s adherence to its budgeting, risk management and succession planning processes.

Nominating Committee

The Nominating Committee is responsible for selecting nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors.  An additional discussion of the responsibilities of the Nominating Committee is contained on page 24 of this Proxy Statement.

Board of Directors and Risk Management

As a part of its oversight function, the Board monitors how management operates the Corporation, in part via its committee structure.  The board evaluates strategies, reviews management reports and considers the risks involved in all of the Corporation’s insurance and investment activities.  The Corporation has no single risk management committee but, rather, each committee considers risk issues associated with its specific role as discussed in this document.

Executive Chairman and Lead Director

Between 1997 and December, 2010, Gary W. Miller served as the Corporation’s CEO as well as its Chairman.  Effective December, 2010, Mr. Miller became the Executive Chairman of the Board of Directors.  In determining that Mr. Miller was the appropriate person to serve in the role of Executive Chairman, the Board relied on several important measures.  Mr. Miller’s leadership, integrity and vision have been instrumental in the successful growth of the Corporation for over 45 years.  He has served an active role in the Corporation’s continued strong performance, despite challenging economic and market conditions.  Mr. Miller has the confidence of the Board and the Board believes that Mr. Miller, working closely with the CEO, Joseph J. DeVito, has the ability to assist Mr. DeVito and his management team in managing both the short and long-term strategies necessary in the challenging marketplace in which the Corporation competes.

With the roles of Chairman and CEO separated, the Board believes that the office of Executive Chairman of the Board of Directors can function in an appropriate manner with the understanding that mechanisms are in place to ensure that the Corporation maintains the highest standards of corporate governance which insures the continued accountability of the CEO to the Board.  These mechanisms include:
•	The majority of directors are independent.

•
The election by the Board of Steven A. Shapiro to be the non-employee Lead Director.  Mr. Shapiro has been a member of the Corporation’s Board since 2007, is co-chairman of the Strategic Planning Committee and a member of the Investment Committee.  He has been a strong and influential member of the Board and plays an integral role in promoting confidence in the Board’s execution of its responsibilities.   As detailed below in how the roles will interact, Mr. Shapiro’s responsibilities as Lead Director and his advisory role to Mr. Miller and Mr. DeVito will complement Mr. Miller’s role as Executive Chairman of the Board while providing the necessary checks and balances to hold both the Board and the Executive Chairman accountable in their respective roles.

•
The Audit, Compensation, and Nominating Committees are comprised of and chaired by non-employee directors who meet the independence requirements under the NASDAQ listing standards and other governing laws and regulations.

•	Review and determination of Mr. Miller’s compensation and performance will remain within the purview of the Compensation and Employee Benefits Committee.

•
The non-employee directors will meet in regular executive sessions, without management present, to discuss the effectiveness of the Corporation’s management, the quality of the Board meetings and any other issues and concerns.

•	The Board will provide continued oversight regarding succession planning.

The Board does not have a policy as to whether the role of the CEO and the Chairman should be separate, or whether the Chairman should be a management or non-management director.  Thus, while the Board has determined that Mr. Miller will serve in the role of Executive Chairman of the Board, the Board has the right to determine, in the future, if the roles will be combined or remain separate, as well as to determine whether or not a management or non-management chairman would be in the best interest of the Corporation and its stockholders.

Board and Committee Membership and Meetings
In 2011, each incumbent director attended at least 75 percent of the total number of meetings of the Board and the committees on which he or she serves.  In addition, all board members are expected to attend the annual meeting of shareholders, and all attended in 2011 with the exception of Mr. Patrick.  Current committee membership and the number of meetings of the full board and each committee in 2011 are shown in the table below.

Name	Board	Audit Committee	Compensation Committee	Investment Committee	Strategic Planning	Nominating Committee

Stuart D. Bilton	Member (a)			Member		Chairman

Joseph J. DeVito	Member				Co-Chairman

Otto N. Frenzel IV	Member (a)	Chairman			Member	Member

Gary W. Miller	Executive Chairman			Member	Member

John M. O'Mara	Member (a)	Member		Member

Thomas H. Patrick	Member (a)		Member	Member

John A. Pigott	Member (a)	Member	Member			Member

Kenneth D. Sacks	Member (a)	Member	Member		Member

Nathan Shapiro	Member			Chairman	Member

Norton Shapiro	Member			Member	Member

Robert Shapiro	Member			Member	Member

Steven A. Shapiro	Member			Member	Co-Chairman

John D. Weil	Member (a)		Chairman	Member

Number of 2011 meetings	4	5	2 (b)	4 (b)	4 (b)	1

(a)	An Independent Director within the meaning of applicable NASDAQ listing standards.
(b)	In addition to formal meetings, these committees also carry on their business through telephone conversations and informal contacts among their members.

Space intentionally left blank

Directors' Fees

Compensation to directors who were not employees during 2011 was as follows:

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)

Stuart D. Bilton	30,000	40,000	3,228	73,228

Otto N. Frenzel IV	40,000	40,000	3,228	83,228

John M. O'Mara	22,500	40,000	3,228	65,728

Thomas H. Patrick	30,000	40,000	3,228	73,228

John A. Pigott	30,000	40,000	3,228	73,228

Kenneth D. Sacks	30,000	40,000	3,228	73,228

Nathan Shapiro	30,000	40,000	3,228	73,228

Norton Shapiro	30,000	40,000	3,228	73,228

Robert Shapiro	30,000	40,000	3,228	73,228

Steven A. Shapiro	30,000	40,000	3,228	73,228

John D. Weil	30,000	40,000	3,228	73,228

The provisions of the director’s compensation plan are as follows:

  Cash:

•	Board meeting attendance fee of $7,500. This fee is reduced to zero in the case of telephonic attendance or non-attendance.
•
No additional fees are paid for committee membership or meetings which are held telephonically or in conjunction with a regular Board meeting.  Committee members will receive $2,500 for attendance at non-telephonic committee meetings held at other times.

•	The Chairman of the Audit Committee receives an additional $2,500 per quarter.
•	Reimbursement for customary and usual travel expenses.

Stock:
An annual retainer in the amount of $40,000 is paid to each director in the form of restricted stock.  Each annual restricted stock grant will be made on the date of the Corporation’s annual meeting.  Restricted shares fully vest one year from the date of grant.  For 2011, each director received a grant of 1,778 restricted shares (19,558 shares in total) on May 10, 2011, all of which will vest on May 10, 2012.  The amount shown in the table above represents the fair value of this grant on May 10, 2011.

Restricted stock is treated as outstanding for purposes of dividend accruals from the date of grant and accrued dividends are paid to directors upon the vesting of the restricted shares.  The amount shown as All Other Compensation in the table above represents dividends paid to each director during 2011 upon the vesting of previously granted restricted stock.

Directors who are employed by the Corporation do not receive directors' fees.

Common Stock Beneficially Owned by Directors and Management

The following table contains information concerning shares of Class A and Class B Common Stock of the Corporation beneficially owned on March 22, 2012 by all directors and nominees, the five most highly compensated executive officers (the “Named Executive Officers”) and by all directors and officers as a group:

	Class A Shares		Class B Shares

Name of Beneficial Owner or Identity of Group (1)	Number	Percent	Number (2)	Percent

Stuart D. Bilton	0	0.0%	38,474	0.3%

Mark L. Bonini	2,000	0.1%	10,536	0.1%

G. Patrick Corydon	10,125	0.4%	39,450	0.3%

Joseph J. DeVito	1,087	0.0%	145,359	1.2%

Otto N. Frenzel, IV	0	0.0%	5,292	0.0%

Gary W. Miller	46,286	1.8%	130,920	1.1%

Craig A. Morfas	0	0.0%	6,964	0.1%

John M. O’Mara (3)	84,631	3.2%	80,349	0.7%

Thomas H. Patrick (4)	88,875	3.4%	252,363	2.1%

John A. Pigott	5,062	0.2%	38,207	0.3%

Kenneth D. Sacks	0	0.0%	9,292	0.1%

Nathan Shapiro (5)	1,138,841	43.4%	2,554,589	20.9%

Norton Shapiro (5)	762,509	29.1%	1,825,926	14.9%

Robert Shapiro (5)	865,259	33.0%	1,862,954	15.2%

Steven A. Shapiro (5)	777,344	29.6%	1,822,432	14.9%

John D. Weil (6)	144,639	5.5%	693,111	5.7%

All directors and Named Executive Officers (7)	1,661,631	63.3%	4,064,798	33.2%

(1)
Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment powers with respect to Class A shares or sole investment power with respect to Class B shares; and includes the beneficial interest of spouses and minor children who share the same residence as the named individual.

(2)	A total of 12,225,348 Class B shares were issued and outstanding, including restricted shares not yet vested, as of March 20, 2012.

(3)
Includes 12,513 Class A shares owned by Mr. O’Mara’s wife and 57,375 Class A shares held in trust for his children, with Mr. O’Mara serving as trustee.  Mr. O’Mara disclaims any beneficial interest in these shares.

(4)
Includes 36,375 Class A shares owned by Mr. Patrick’s wife and 236,862 Class B shares owned by a private family foundation in which Mr. Patrick is an officer and director.  Mr. Patrick disclaims any beneficial interest in any of these shares.

(5)
See “Beneficial Owners of More than 5% of the Common Stock” for additional information on Class A shares.  The shares reported in the above table for Nathan, Norton, Robert and Steven Shapiro include 755,009 Class A and 1,817,140 Class B shares owned by the Shapiro Family Limited Partnership, a family charitable foundation, as well as three partnerships: Gelbart Fur Dressers; Jay Ell Company and Diversified Enterprises and Emlin Cosmetics, Inc.  Nathan,

Robert, Norton and Steven Shapiro are beneficial owners and/or share investment power with respect to the shares owned of record by these entities and, accordingly, these shares are included in the listing for individual beneficial ownership of each of the Shapiro Family members.

(6)
See “Beneficial Owners of More than 5% of the Common Stock” for additional information on Class A shares.  The shares reported include shares held in the name of family members, including Mr. Weil’s spouse, family trusts and a family limited partnership.  Mr. Weil has reported that he has sole investment powers as to 65,998 Class B shares and shared voting and investment powers as to 574,326 Class B shares, subject to the limitation that Mr. Weil has declared that he is not the beneficial owner of the shared securities in excess of his proportionate share of the family limited partnership.  Mr. Weil disclaims economic or beneficial ownership of 52,787 Class B shares owned by his spouse.

(7)	Total ownership by Named Executive Officers, directors and nominees equals 38.6% of the aggregate of all Class A and Class B shares outstanding on the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of the Corporation’s securities with the Securities and Exchange Commission.  Copies of those reports must be furnished to the Corporation.  Based solely on a review of the Section 16(a) reports furnished to the Corporation with respect to 2011 and written representations from the affected executive officers and directors, we believe that all Section 16(a) filing requirements applicable to the Corporation’s executive officers and directors during 2011 were satisfied with the following exceptions: two Forms 4 were filed after their respective due dates by John D. Weil and one Form 4 was filed after its due date by Gary W. Miller .

Executive Compensation Discussion And Analysis

Introduction

The following discussion provides an overview of the philosophy, objectives, administrative and material elements of and decisions relating to the Corporation’s Executive Compensation Program for 2011 as well as changes for 2012.

Executive Compensation Philosophy, Strategy & Objectives
The Corporation’s compensation philosophy and objectives are directly related to its business strategy and objectives.  The Compensation and Employee Benefit Committee of the Board (the “Committee”) believes that, in order to maximize stakeholder value, executive compensation should be aligned with business strategy in addition to financial goals.  The Committee, on behalf of the full Board of Directors, believes that the Corporation’s compensation programs should:

•	Create compensation which is targeted at a level that will allow the Corporation to attract, retain, and motivate top executive talent.

•	Ensure that an appropriate relationship exists between compensation and the creation of shareholder value.

•	Recognize the unique, cyclical nature of the markets in which the Corporation operates and the external factors to which the Corporation is subjected.

•	Recognize the significant industry experience, averaging over 30 years, of the Corporation’s Named Executive Officers.

•	Support long-term decision-making and, accordingly, long-term financial growth.

•	Include benefits and perquisites to the extent there is valid business rationale for doing so.

The Committee believes that the compensation program in place for 2011 supported these objectives.  The program for 2012 will be substantially unchanged from the 2011 program.

Executive Compensation Administration

The Role of the Compensation and Employee Benefits Committee
The Committee is responsible for approving all components of the compensation of the Executive Chairman, the Chief Executive Officer (“CEO”), as well as each executive reporting directly to the CEO, a group inclusive of all Named Executive Officers.  The Committee administers all executive officer compensation plans, programs, and guidelines and has the final decision-making role in compensation paid to the Corporation’s executive officers.

The Role of Executive Officers
The CEO and COO, Joseph J. DeVito, sets goals and evaluates each executive officer’s performance.  He makes recommendations regarding compensation to the Committee.  Neither the Executive Chairman of the Board nor the CEO has decision making authority regarding his own level of compensation, nor that of any of the other executive officers.  However, the CEO does, when requested by the Committee, participate in Committee meetings to provide:

•	Background information regarding the Corporation’s operating results and financial objectives;

•	The CEO’s evaluation of the performance of the executive officers, including all of the other Named Executive Officers; and

•	Recommendations for completed year compensation awards and future targets for executive officers, including all Named Executive Officers.

The Role of the Committee’s Advisor
The Committee has the authority to engage an executive compensation consultant or other advisor as necessary to fulfill its duties to the Corporation’s shareholders.  In 2008, the Corporation engaged an independent executive compensation consulting firm, to conduct an executive compensation review and provide feedback related to the Corporation’s executive compensation programs in general.  Changes to executive compensation plans resulting from this review have been discussed in the Corporation’s Proxy Statements for the Annual Meeting of Shareholders for the meetings held May 5, 2009, May 4, 2010, and May 10, 2011, which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC’s Edgar website (www.sec.gov/edgar).  The Committee determined that an additional review was not necessary during 2011 as no components of the Plan had changed.

The Corporation and Committee have developed a pay strategy that supports the Corporation’s compensation philosophy, as enumerated above, and supports execution of the Corporation’s business strategy.

These guiding principles have been executed through the pay strategy for 2011 and are further explained below:
•
Base salaries are, for the most part, above the market 75th percentile of the peer group in recognition of significant tenure and experience, and to ensure continued attraction and retention of executive talent;

•
Annual incentive opportunities are below the market 25th percentile of the peer group so as not to encourage engaging in short-term profit opportunities at the expense of long-term decision-making and the overriding goal of increases in long-term shareholder value;

•
A percentage of annual incentive bonus for executive officers is paid in the form of the Corporation’s Class B common stock which vests over a number of years.  This form of compensation not only aligns the executive’s interests with shareholders but provides retention benefits to the Corporation;

•
Long-term incentives have traditionally been delivered in the form of book value appreciation rights (“BVARs”) which focus on financial returns strongly correlated to shareholder value (BVARs are described further below); and,

•	Limited perquisites are offered, primarily consisting of vehicles provided at the Corporation’s expense.

Compensation and Risk Taking Considerations
One of the responsibilities of the Committee is to consult with members of the Strategic Planning and Audit Committees to consider the relationship of compensation programs to the Corporation’s financial and strategic goals.  The committee reviews the balance achieved in the compensation programs related to the fact that management’s personal financial situation could be significantly impacted by the Corporation’s financial performance.  Based on such inter-committee communications, the Committee believes that the executive compensation arrangements do not encourage executives to take unnecessary or excessive risks that could threaten the value of the Corporation.

The bonus hurdles selected by the Committee are based solely on operating income, rather than sales or revenue targets which could encourage the production of unprofitable business.  Operating income hurdles are selected in conjunction with the full Board’s review and approval of the operating budget for the year as developed by management.  Careful consideration is given to current and anticipated market conditions, including the current competitive environment and those related to the development of new products, which are expected to be encountered in the Corporation’s business operations.

The Committee believes that the present proportion of the Corporation’s operating income-based and individual performance based compensation is balanced in such a way as to motivate the executives to fulfill the corporate mission and vision, including specific and focused performance objectives, but does not encourage unnecessary or excessive risk taking.  In addition, a significant portion of executives’ performance-based compensation is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a three year period of time thereby focusing the executives on the Corporation’s long-term interests.

Components of Executive Compensation for 2011

The principal components of the Corporation’s 2011 executive compensation program for executive officers, including the Named Executive Officers, were:
1.	Base salary
2.	Annual incentives
3.	Long-term incentives
4.	Employee benefits and perquisites

Each of these elements is discussed more fully below.

Base Salary
The Committee annually reviews and, if appropriate, adjusts each executive officer’s base salary.  The Committee considers several factors when determining if a base salary adjustment is warranted and how much of an adjustment is appropriate.  These factors include the Corporation performance against business objectives, changes in individual levels of responsibility, individual performance for the previous year and industry and general economic conditions

While the Committee considers these factors to guide its decisions, it does not rely on them exclusively.  The Committee typically exercises significant business judgment based on an assessment of compensation levels and alignment with the Corporation’s compensation philosophy and pay strategy.  The annual review of base salaries for 2011, as reported in the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 10, 2011, resulted in increases to base salaries for the Named Executive Officers by amounts ranging from 0% to 19.9%, with all increases above 4.0% associated with promotions for Mr. DeVito to C.E.O., Mr. Bonini to Executive Vice President and Mr. Morfas to Senior Vice President.

For 2012, the Committee has determined not to increase base salaries for Mr. Miller, Mr. DeVito and Mr. Corydon in light of the operating losses sustained by the Corporation during 2011.  Mr. Bonini’s base salary was increased 3% and Mr. Morfas’ base salary was increased 19% in light of his promotion to Executive Vice President.

Annual Incentives for 2011
The Corporation’s executive officers, including each of the Named Executive Officers, participated in the Corporation’s Executive Incentive Bonus Plan for 2011 (“the Plan”).  A more detailed description of the Plan was included, starting on page 21, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 4, 2010, a copy of which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC’s Edgar web site (www.sec.gov/edgar).

Under the Plan, each participant, including each of the Named Executive Officers, was provided with a target annual incentive opportunity according to the pay strategy discussed above.  Annual incentive bonuses for 2011 were determined using a preset formula-based bonus program consisting of two components: 50% was dependent upon pre-tax operating profit and 50% was dependent on an evaluation of each officer’s individual performance and changes in executive responsibilities.

For the operating profit component, the Compensation and Employee Benefit Committee (the “Committee”) established a “hurdle”.  The hurdle was referenced to the budgeted pre-tax operating income for 2011, as approved by the Board of Directors.  Fifty percent (50%) of the executive’s bonus was determined by comparing the actual pre-tax operating income for the year against the hurdle amount.  That portion of the bonus may increase or decrease as actual pre-tax operating income is higher or lower than the hurdle.  A range has been established with 75% of the hurdle, referred to as the “threshold” and 150% of the hurdle, referred to as “superior performance”.  The formula multiplies 50% of the target bonus by the percentage difference within this range times two.  Therefore, if operating income falls below the threshold, this portion of the bonus would be eliminated.  If operating income equals or exceeds superior performance, the maximum portion of the bonus could be double the target.  For 2011, actual operating profit was below the threshold and, accordingly, this portion of the target bonus was reduced to zero.

The individual performance component of the Plan is designed in recognition of the fact that significant contributions by certain executives to the long-term success of the Corporation may be achieved in addition to the operating income target.  The CEO develops performance goals for each executive in conjunction with the creation of the corporate strategic plan and, while individual performance goals vary among the executives depending on their specific responsibilities, many of these goals are inter-dependent with the focus of positioning the Corporation to achieve its long-term objectives.

The most significant common objective goals for 2011 included numerous activities designed to meet the goals set forth in the final year of the Corporation’s three year strategic plan, the enhancement and evolution of comprehensive performance-based management criteria for each department, formal quarterly evaluation of improvements in staff productivity and adherence to budgets.  In addition, Mr.

Corydon was responsible for the successful renewal of major reinsurance treaties, oversight for all “non-wheels” products, maintenance of enterprise risk management programs, financial evaluation of new business opportunities and implementation of accounting systems for all new products; Mr. Bonini was responsible for the achievement of customer relations goals for all “wheels” product lines in a difficult and highly competitive environment, including the successful renewal of all major clients, expansion of the Corporation’s brokerage business and the development of value added partnerships in the area of safety and risk selection; and Mr. Morfas was responsible for continued reduction in claim handling costs, the establishment of systematic, repeatable training programs for claims operations covering a wide variety of products including excess fleet trucking, workers’ compensation, professional liability and personal automobile risks, the selection and design of new comprehensive claims systems, the continued improvement and expansion of in-house legal capabilities.  In addition, concurrent with his promotion to senior vice president, Mr. Morfas assumed responsibility for management of Human Resources.

In addition to overall responsibility for all of the individual goals mentioned for the executives above, Mr. DeVito’s specific goals included successful implementation of the three year strategic plan, the principal responsibility for evaluation of new business opportunities and continuance and expansion of favorable relationships with major customers and business partners.

Determination of satisfactory achievement of individual goals is reviewed on a frequent basis through both group and individual evaluations conducted between the executives and the CEO.  Achievement of all significant individual performance goals is considered when determining the individual performance component of the bonus.  This component can be decreased or eliminated based on the CEO’s determination of an executive’s performance related to his or her individual goals.  There is no specific percentage that each individual goal contributes to the total for a given individual but, rather, it is the substantial achievement of all of the significant goals which is evaluated for each executive.  For 2011, despite significant progress of the executive team in the achievement of the major strategic plan goals, in recognition of the operating loss sustained by the Corporation resulting from the record number of severe catastrophic events occurring during 2011, the CEO recommended and the Committee agreed that no individual performance bonuses would be awarded to any of the Named Executive Officers.

All bonuses granted under the Plan are paid to executives, including the Named Executive Officers, two-thirds in cash and one-third in the form of restricted Class B common shares, in accordance with the Plan.  Amounts presented in the Summary Compensation Table reflect this distribution with cash portions shown in the Bonus column and the equity component shown in the Stock Awards column.  Class B common shares paid as part of the Plan are subject to risk of forfeiture upon termination of employment for any reason other than death, disability or retirement prior to vesting.  Vesting occurs ratably on the first, second and third anniversaries of the grant.  Additional information regarding these restrictions is presented in the equity award tables elsewhere in this document.

Long-term Incentives for 2011
For several years the Corporation has utilized “book value appreciation rights” (BVARs) as the sole form of long-term incentives for executive officers and other management personnel.  BVARs do not have any association with the market value of the Corporation’s common stock and are settled solely in cash.  No equity securities are issued in connection with this form of compensation.

BVARs provide deferred compensation to employees, including the Named Executive Officers, formulaically based on the increase in the Corporation’s book value, with certain adjustments for dividends paid to shareholders, over a five-year period.  This program results in compensation which is directly linked to the Corporation’s performance and increases in the book value of the Corporation, closely aligning value realized from BVARs with shareholder value creation.

Increases and decreases in the value of BVARs for the Named Executives for the three year period ending December 31, 2011, resulting from changes in the Corporation’s book value, are shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table.  Management believes this presentation is appropriate since the BVARs are not based upon changes in the market value of equity securities and are not settled in any form of equity security.

Currently outstanding BVARs vest ratably over a three-year period, cannot be exercised prior to January 1 of the calendar year in which they expire (five years from grant), except in the case of death, disability or normal retirement.  In addition, termination of employment for reasons other than death, disability or retirement results in forfeit of all vested and unvested BVARs.  These plan provisions provide employee retention benefits to the Corporation.  BVARs, when granted, have historically been widely distributed to virtually all salaried employees in amounts proportional to their job responsibilities and annual base salaries.

The Committee has periodically granted BVARs but does not follow a set schedule of grants.  BVARs were last awarded in 2007.  All currently outstanding BVARs expire on April 30, 2012.

Employee Benefits and Perquisites
The Corporation offers its executive officers standard employee benefits, including the ability to participate in the group life, health, dental and disability insurance as well as the Corporation’s 401(k) Plan, to the same extent offered to all employees of the Corporation.  The Corporation matches contributions made by the executive officers to the 401(k) Plan consistent with the matching contribution for all participants of the Plan.

The Committee has also approved arrangements providing executive officers with the use of a Corporation-owned automobile, including maintenance costs, insurance coverage and a partial fuel allowance.

Components for 2012

Annual Incentives for 2012
For 2012, the Committee has determined to maintain the structure of the annual incentive plan utilized in 2011, without modification.

Any incentives which may be earned under the terms of the 2012 annual incentive plan will be distributed early in 2013 with two-thirds paid in cash and one-third in the form of restricted stock.  The total incentive earned will be determined 50% based on operating profits and 50% based on individual goals although the provisions of the Plan could result in either component being more or less than 50% of the final award.  This is identical to the pro-ration used in 2011.  The restricted stock portion of the bonus will be granted to each senior executive, including the Named Executive Officers, based on the closing price of the stock on the day the award is determined.  Shares will vest one-third per year over a three year period.

A more detailed description of the Executive Bonus Plan, which was effective January 1, 2010, was included starting on page 21 of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 4, 2010, a copy of which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC Edgar website (www.sec.gov/edgar).

Long-term Incentives for 2012
The Committee did not grant any long-term incentives for 2012.  However, it is expected that the Committee will consider such grants in the future.

Other Compensation Matters
The Corporation has not entered into employment, severance or change-in-control agreements with any employees, including the Named Executive Officers, which would provide compensation in the event of a termination.  All employees of the Corporation are employed on an at-will basis and either the employee or the Corporation is free to terminate any employment relationship at any time.

The Corporation has no post-retirement benefit policies, nor any pension or retirement plans, other than its 401(k) Profit Sharing Plan which is generally available to all employees.

Section 162(m) of the Internal Revenue Code, limits the Corporation’s ability to take a tax deduction for certain compensation paid in excess of $1 million to each of the Named Executive Officers listed in the summary compensation table below.  However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet certain other requirements.  The Committee has considered the impact of Section 162(m), and the regulations thereunder, on the deductibility of executive compensation by the Corporation and has determined that, to the extent practical, bonus and deferred compensation plans should be submitted to shareholders for approval to allow for deductibility of compensation paid under these plans.  The Committee will continue to monitor the regulations and any possible impact they may have on the Corporation, and to take appropriate steps when, and if, any measures are necessary as it determines in the best interests of the corporation.

Compensation and Employee Benefit Committee Report
The Committee has reviewed and discussed the above Executive Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Corporation’s annual report on Form 10-K.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
John D. Weil, Chairman
Thomas H. Patrick
John A. Pigott
Kenneth D. Sacks

Space intentionally left blank

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Compen-sation (2)	Non-Qualified Deferred Compen-sation Earnings	All Other Compen-sation (3)	Total

Gary W. Miller	2011	870,000	0	0		(132,000)	0	45,604	783,604
Executive Chairman	2010	870,000	166,665	83,335		61,500	0	38,871	1,220,371
of BOD (4)	2009	870,000	401,907	200,959	0	114,500	0	24,721	1,612,087

Joseph J. DeVito	2011	1,000,000	0	0		(118,800)	0	36,537	917,737
C.E.O., President	2010	870,000	216,665	108,335		55,350	0	38,595	1,288,945
and C.O.O. (5)	2009	815,000	429,172	214,593	0	103,050	0	39,304	1,601,119

G. Patrick Corydon	2011	549,120	0	0		(46,200)	0	36,809	539,729
Executive Vice President	2010	528,000	100,049	50,026		21,525	0	30,913	730,513
and C.F.O. (6)	2009	498,000	235,654	117,830	0	40,075	0	29,037	920,596

Mark L. Bonini	2011	475,000	0	0		(39,600)	0	33,444	468,844
Executive Vice	2010	396,300	74,109	37,056		18,450	0	30,655	556,570
President (7)	2009	381,100	127,192	63,598	0	34,350	0	35,908	642,148

Craig C. Morfas	2011	347,155	0	0		(26,400)	0	35,416	356,171
Senior Vice President	2010	333,000	49,450	24,725		12,300	0	34,197	453,672
and Secretary (8)	2009	314,150	128,400	64,202	0	22,900	0	32,007	561,659

(1)
Stock awards represent the grant date value of the portion of annual incentive bonuses payable in the form of the Corporation’s Class B common stock.  These shares are subject to risk of forfeiture and vest over three years from the date of grant, as more fully described elsewhere in this document.

(2)
Amounts shown in this column represent the change in vested and unvested value of book value appreciation rights which are based on increases or decreases in the Corporation’s book value per share during the year.  The actual compensation realized, if any, is settled only in cash and only upon satisfaction of holding period restrictions, as more fully described elsewhere in this document.  Compensation from book value appreciation rights is subject to complete forfeiture should employment terminate prior to satisfaction of holding period requirements and, thus, amounts reported in this column may not ultimately be paid.

(3)	Other compensation for 2011 consists of the following:

		401(K) Plan
	Total	Contribution	Perquisites

Mr. Miller	$ 45,604	$ 19,600	$ 26,004
Mr. DeVito	36,537	19,600	16,937
Mr. Corydon	36,809	19,600	17,209
Mr. Bonini	33,444	19,600	13,844
Mr. Morfas	35,416	19,600	15,816

Perquisites consist almost exclusively of the total cost to the Corporation of automobiles provided to the Named Executives, without reduction for business use and including any gain or loss realized on the disposal of the automobiles.

(4)	Mr. Miller served as Chief Executive Officer until December, 2010 when he was elected Executive Chairman of the Board of Directors.

(5)
 Mr. DeVito was elected Chief Executive Officer in December of 2010 and had been elected President and Chief Operating Officer in February, 2007.  Prior thereto, he held the office of Executive Vice President.

(6)	Mr. Corydon was elected Executive Vice President in February, 2008. Previously, he held the office of Senior Vice President.

(7)	Mr. Bonini was elected Executive Vice President in February, 2011. Previously, he held the office of Vice President.

(8)	Mr. Morfas was elected Senior Vice President in February, 2011. Previously, he held the office of Vice President.

Grants of Plan-Based Awards Table

As described on pages 14 and 15 of this document, no incentive bonuses were awarded to any senior executive, including the Named Executive Officers for 2011 and, consequently, no equity incentive plan awards were granted.  Further, no non-equity awards were granted during 2011.  Accordingly, this table has been omitted.

Option Exercises and Stock Vesting Table

	Option Awards		Stock Awards

	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	Upon
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Gary W. Miller	0	0	2,902	67,878

Joseph J. DeVito	0	0	3,099	72,486

G. Patrick Corydon	0	0	1,702	39,810

Mark L. Bonini	0	0	918	21,472

Craig A. Morfas	0	0	927	21,683

Outstanding Equity Awards at Fiscal Year End

No option awards are outstanding as of December 31, 2011 and, accordingly, columns of this table relating to option awards have not been presented.

	Stock Awards

			Equity	Equity
		Market	Incentive	Incentive
	Number	Value	Plan Awards:	Plan Awards:
	of Shares	of Shares	Number of	Market or
	or Units	or Units	Unearned	Payout Value
	of Stock	of Stock	Shares or	of Unearned
	That Have	That Have	Units That	Shares or
	Not Vested	Not Vested	Have Not	Units Not
Name	(#) (1)	($)	Vested (#)	Vested ($)

Gary W. Miller	5,278	$115,060	n/a	n/a

Joseph J. DeVito	6,187	$134,877	n/a	n/a

G. Patrick Corydon	3,127	$68,169	n/a	n/a

Mark L. Bonini	1,975	$43,055	n/a	n/a

Craig C. Morfas	1,633	$35,599	n/a	n/a

(1)
Represents shares awarded as portions of bonuses for 2009 and 2010.  No shares were awarded for 2011.  These shares vest one-third on each of the first, second and third anniversaries of the respective Grant Dates and are subject to forfeiture in the event of termination of employment for any reason other than death, disability or retirement.

2002 Stock Purchase Plan

At the 2002 Annual Meeting of Shareholders, the shareholders of the Corporation adopted the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan (the “Stock Purchase Plan”).  The Stock Purchase Plan was intended to encourage officers and certain management personnel of the Corporation to purchase additional Class B Common Shares in the open market.  The Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating management personnel to make those purchases.  Each loan is evidenced by a ten year full recourse promissory note, interest only payable annually in arrears and is secured by a pledge of all of the shares purchased.  The loans were offered to officers and certain other management personnel and forty-nine employees originally participated in the program.  As of December 31, 2011, five employees have outstanding loans with all others having been fully repaid to the Corporation.  For detailed information concerning the loans to the Named Executive Officers as well as overall information concerning the loans to all employees see “Transactions with Management and Others” on page 25 of this Proxy Statement.  The Plan has expired and all outstanding loans have been fully repaid, as required by the Plan, as of March 1, 2012.

Advisory Vote To Approve Executive Officer Compensation

A proposal to provide annual advisory votes to approve executive officer compensation, included in the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 10, 2011, was approved by shareholders.  Accordingly, this advisory vote will be included in each Proxy Statement going forward.

The Board is seeking your approval of the compensation of our executives as disclosed in the compensation tables and accompanying narrative in this Proxy Statement, including the Executive Compensation Discussion and Analysis and Compensation and Employee Benefits Committee Report.  This proposal, commonly known as a "Say on Pay" proposal, gives you the opportunity to express your views on the Corporation's executive compensation practices.  Because your vote is advisory, it will not be binding upon the Board.   While the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions, the Committee will make its final decision based on the best interests for the Corporation.

The Board of Directors recommends a vote “FOR” approval of the compensation of our executives as disclosed in the compensation tables and accompanying narrative in this Proxy Statement.

The Board recognizes that there is considerable public discussion regarding appropriate approaches to compensation.  However, the Board believes that the Corporation's executive compensation policies are balanced, appropriately focused on pay for performance principles, strongly aligned with the long-term interests of our shareholders, and enable the Corporation to attract and retain strong and experienced senior executives.

As described more fully in the Executive Compensation Discussion and Analysis and Compensation and Employee Benefits Committee Report herein, the Corporation evaluates executive officer compensation in several different ways, including market survey compensation data, periodically reviewing compensation information for peer companies and receiving advice and recommendations from the Chief Executive Officer and the Chairman of the Committee.  This careful evaluation ensures that our executive compensation is competitive yet closely tied to both the Corporation’s and each executive officer's performance.  Additionally, the Corporation's formula bonus program recognizes and rewards the success of executives who manage performance to achieve both the long-term and short-term goals set for them every year by the CEO and the Compensation and Employee Benefits Committee.

Space intentionally left blank

Audit Committee Matters

Audit Committee Membership

All members of the Audit Committee are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to audit committee members.  The Audit Committee has a charter, a copy of which may be found in the corporate governance section of the Corporation’s website at www.baldwinandlyons.com.  The board of directors has determined that Otto N. Frenzel IV is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.  During the calendar year 2011, the Audit committee met five (5) times.  The full Audit Committee discussed and reviewed the interim financial information contained in the Corporation’s quarterly Forms 10-Q with the CEO, the CFO and the independent auditors prior to filing with the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and discussed with the auditors any relations that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.  The Audit Committee also discussed with management, the director of internal audit and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Audit Committee also reviewed both with the independent auditors and the director of internal audit their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed the audited financial statement of the Corporation as of and for the year ended December 31, 2011, with management and the independent auditors.  Management has the responsibility for the preparation of the Corporation’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment, subject to the shareholder approval, of the independent auditors, Ernst & Young LLP, and the Board of Directors concurred in the recommendation.

Also see comments regarding pre-approval of audit fees contained in the section titled Independent Auditor Fees, below.

Audit Committee
        Otto N. Frenzel, IV, Chairman                                                     John M. O’Mara
John A. Pigott                                                           Kenneth D. Sacks

Independent Auditor Fees

Audit Fees

Fees for audit services performed by Ernst & Young LLP are expected to total $514,250 for the year ended December 31, 2011 and totaled $498,900 for the year ended December 31, 2010.  These totals are inclusive of fees associated with the annual audit, reviews of quarterly reports on Forms 10-Q, statutory audits and loss reserve certifications required by regulatory authorities for each of the insurance company subsidiaries and the review of the internal controls of the Corporation as required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Fees for audit-related services paid to Ernst & Young LLP are expected to total $14,750 for the year ended December 31, 2011 and totaled $14,750 for the year ended December 31, 2010, both years consisting solely of certification of certain reports required by regulatory authorities.

Tax Fees

Fees for tax services, including fees for review of the consolidated federal income tax return and assistance with electronic filing, are expected to total $15,680 for the year ended December 31, 2011 and totaled $15,680 for the year ended December 31, 2010.

All Other Fees

No fees were billed by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2011 and 2010 other than those specified above.

The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates.  The independent auditors submit a written proposal that details all audit and audit-related services.  Revisions to the written proposal, if necessary, are also submitted in writing.  Audit fees, including internal control attestation required by Sarbanes-Oxley Act, are fixed and contained in the proposal.  The Corporation received a proposal for the audit engagement for the year 2011 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement.  Future revisions, if any, will be reviewed and pre-approved by the Audit Committee.

All services described above under the captions “Audit Fees”, Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

Independent Auditors
Subject to ratification by the shareholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for 2012.  Representatives of Ernst & Young LLP are expected to attend the Annual Meeting on May 8, 2012.  They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from the shareholders.  Ernst & Young LLP has acted as the Corporation’s independent auditors since 1970.

The Board of Directors recommends a vote “FOR” ratification of the selection of Ernst & Young LLP as independent auditors.

Composition and Functions of the Nominating Committee

The Board of Directors has a separate nominating committee, consisting solely of Independent Directors, for the purpose of consideration and nomination of directors of the Corporation.  The nominating committee has a charter, a copy of which may be found in the corporate governance section of the Corporation’s website at www.baldwinandlyons.com.  The current members of the Nominating Committee are Stuart D. Bilton, Chairman, Otto N. Frenzel IV and John A. Pigott.  The Nominating Committee is responsible for selecting the nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors.  The skills and characteristics assessed include independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the Board of Directors as a whole.

The members of the Nominating Committee consider candidates with the following qualifications (though they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor:
•	Chief executive officers or senior executives, particularly those with experience in finance, property and casualty insurance or reinsurance, investments, marketing and operations.

•	Individuals who meet the current criteria of the Securities and Exchange Commission and NASDAQ to be considered as Independent Directors.

Any shareholder nominee, together with any information about the candidate’s qualifications, will be evaluated by the members of the Nominating Committee along with any other proposed candidates.  A shareholder wishing to nominate a candidate for the Board of Directors should send a written nomination to the Corporate Secretary at the principal offices of the Corporation.  The nomination should specify the nominee’s name and other qualifications, including, but not limited to, those specified above.  To be considered, a nomination must be received at least 120 days prior to the next annual meeting of shareholders.  In the case of the 2013 annual meeting, the deadline is November 30, 2012.   All recommendations must be accompanied by a written consent of the nominee to be nominated for election to the Corporation’s Board of Directors.

The Nominating Committee selected each of the nominees included for election in this Proxy Statement.

Shareholder Communication
The Board of Directors has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board Committee or individual directors.  Shareholders wishing to communicate with either the Board as a whole, a Board Committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Baldwin & Lyons, Inc. or to the desired committee or to an individual director, c/o Corporate Secretary, Baldwin & Lyons, Inc., 1099 N. Meridian Street, Indianapolis, Indiana, 46204 or by sending an electronic mail message to boardofdirectors@baldwinandlyons.com.  All communications will be compiled by the Secretary of the Corporation and submitted to the Board of Directors or the addressee not later than the next regular Board meeting.

Submission of Shareholder Proposals

Shareholder proposals to be presented at the 2013 Annual Meeting of Shareholders must be received by the Corporation at its principal office on or before November 30, 2012 to be considered for inclusion in the Corporation’s proxy materials for that meeting.

Transactions  with Management and Others

The Corporation, through its subsidiary, Protective, has invested $9,000,000 in two limited partnerships, with a market value of approximately $13,795,000 at December 31, 2011, managed by New Vernon Investment Management, LLC (“NVIM”).  NVIM is owned by NV Capital Holdings II, LLC (“NV”) and affiliates.  Thomas H. Patrick, together with Nathan Shapiro, Steven Shapiro and affiliates, own 34% of NV in the aggregate.  Messrs. Patrick, Nathan Shapiro and Steven Shapiro are directors of the Corporation.  During 2011, Protective has recorded $231,306 in management fees and no performance based fees to NVIM for management of these limited partnerships.  The Corporation has been informed that the fee rates applied to its investments in partnerships managed by NVIM are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective has also invested $15,000,000 in the New Vernon India Fund, L.P. (“India Fund”) which is managed by New Vernon Management, LLC (“NVM”), an affiliate of NV.  The India Fund has a market value of approximately $23,465,000 at year end 2011 and, during 2011, Protective recorded $561,843 in management fees and no performance based fees to NVM and its affiliates for management of this limited partnership.  The Corporation has been informed that the fee rates applied to its investment in the India Fund are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective utilizes SF Investments, Inc. (“SF”), a broker-dealer firm, for management of portions of its investment portfolio. Steven Shapiro is Vice President of SF and Nathan Shapiro is an advisor to SF.  Specifically, SF manages a portion of Protective’s equity securities portfolio with a market value of approximately $1,684,000 at year end 2011 and serves as agent for a limited number of purchases and sales of securities.  The Corporation has been informed that commission rates charged by SF to the Corporation and its subsidiaries are no higher, and often less than, rates charged to non-affiliated customers for similar investments.  Total commissions earned by SF on these transactions were less than $500 during 2011.  SF also manages a portion of Protective’s fixed income securities portfolio with a market value of approximately $19,026,000 at year end 2011.  Fees paid for the management of this portfolio totaled approximately $28,000 during 2011.  The Corporation also paid approximately $146,000 during 2011 to SF and its affiliates for advice and counseling on the Corporation’s investment portfolios.

The 2002 Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating employees to purchase shares of Class B Common stock of the Corporation.  The loans were made to a total of forty-nine employees, including the Named Executive Officers.  The full-recourse notes evidencing the loans bear interest at the prime rate effective on the date of the loan and are secured by share certificates covering the full value of the loans.  As of December 31, 2011, a total of $1,252,000 in principal and $50,020 in interest was owed to the Corporation by loan plan participants.  Included within those amounts are sums due from Mr. DeVito of $1,040,000.  During the year ended December 31, 2011, all loan plan participants paid principal and interest to the Corporation in the sums of $106,350 and $62,618, respectively, including $106,350 and $50,647 paid by Mr. DeVito.  There were no defaults on any of the loans.  The Plan has expired and all outstanding loans have been repaid, as required by the Plan, as of March 1, 2012.

Vote Required for Approval

Shareholders owning a majority of the Class A shares outstanding must be present or represented by proxy in order to constitute a quorum for the transaction of business.  Thus, a total of 1,311,555 Class A shares will be required at the meeting for there to be a quorum.  In order to elect the directors for the ensuing year, to confirm the appointment of Ernst & Young LLP as the Corporation’s independent auditors and to provide the advisory vote on approving executive officer compensation, a majority of the votes present at the meeting, either in person or by proxy, a quorum being present, will be required.

Code of Conduct

The Board of Directors has adopted a Code of Business Conduct which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data.  The Code of Business Conduct is available on the Corporation’s website at www.baldwinandlyons.com.

Other Matters

The Corporation knows of no other matters to be presented for action at the meeting.  If any other matters should properly come before the meeting, or any adjournment of the meeting, those matters will be acted on by the persons named as proxies in the accompanying Proxy.  The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

The Annual Report to Shareholders on Form 10-K contains financial statements for the year ended December 31, 2011 and other information about the operations of the Corporation.  The Form 10-K is enclosed with this Proxy Statement but is not regarded as proxy soliciting material.  In addition, the Report of the Compensation and Employee Benefits Committee included in this Proxy Statement is not regarded as proxy soliciting material.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose.  Prompt response is helpful, and your cooperation will be appreciated.

April 2, 2012

By Order of the Board of
Directors

/s/ Craig C. Morfas
Craig C. Morfas
Executive Vice President and Secretary